EXHIBIT 10.2

Amendment to Employment Agreement of Marc Zandman

  Amendment to Employment Agreement (this “Amendment”) made on November 3, 2025 by and between VISHAY ISRAEL LTD., a corporation organized under the laws of the State of Israel (“Vishay Israel”) and a wholly-owned subsidiary of Vishay Intertechnology, Inc., a Delaware corporation (“Vishay”) and MARC ZANDMAN (“Executive”).

  WHEREAS, Executive has been employed by Vishay Israel pursuant to an Employment Agreement made between the Parties as of January 1, 2004 and amended as of August 8, 2010, August 30, 2011, February 23, 2021 and July 14, 2022 (the “Employment Agreement”);

  WHEREAS, Section 8.5 of the Employment Agreement provides that Vishay Israel and Executive may amend the Employment Agreement by mutual agreement in writing; and

  WHEREAS, Vishay Israel and Executive desire to amend the Employment Agreement to align its provisions regarding annual cash bonuses and equity awards with those contained in other executive officers’ employment agreements.

  NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Effective January 1, 2026, Section 4.2 of the Employment Agreement is hereby restated as follows:

   4.2  Bonus.  For each fiscal year ending both during the Term and prior to the time that notice of termination is given by either party, Executive shall be eligible to earn an annual performance bonus (“Bonus”) payable in cash, with a target opportunity at least equal to 120% of his Base Salary.  The actual amount of Bonus payable to Executive for any year shall be determined by the Compensation Committee of the Board of Directors and shall be based upon the achievement of corporate and/or individual performance goals to be established by that Compensation Committee in its sole discretion.

2.  Effective January 1, 2026, Section 4.5 of the Employment Agreement is hereby restated as follows:

   4.5  Annual Equity Grant.

   (a) On or about each March 1st occurring both during the Term and prior to the time that notice of termination is given by either party, Executive will be eligible to receive an annual equity award under the Vishay Intertechnology 2023 Long-Term Incentive Plan or a successor plan or arrangement (the “Stock Incentive Program”).  The size and, except as otherwise specified herein, all other terms of each year’s equity award will be determined by the Compensation Committee in its discretion.

   (b) If Executive’s service ceases due to resignation by Executive for any reason after Executive attains age 62 (unless Cause then exists), Executive’s death or Disability (as defined below in Section 5.4), termination by Vishay Israel without Cause, or resignation by Executive with Good Reason, then subject in each case (other than death) to Executive’s execution and delivery to Vishay of a release of claims in a form prescribed by Vishay and to such release becoming irrevocable within 60 days following the cessation of Executive’s service, any equity awards granted pursuant to this Section 4.5 that are outstanding immediately prior to such cessation will be treated as follows: (i) any service-based vesting criteria applicable to such equity awards will be deemed satisfied; and (ii) any performance-based vesting criteria applicable to such equity awards will remain in effect.

   (c) Upon a Change in Control (as defined in the Stock Incentive Program), to the extent Executive’s then outstanding equity awards granted pursuant to this Section 4.5 are not assumed or continued by the surviving company, such awards will then vest (with any performance-based vesting criteria deemed satisfied at the target level or, if greater, at the level of actual performance achieved through the date of such Change in Control, as determined by the Compensation Committee).

3.  Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

4.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement. The counterparts of this Amendment may be executed and delivered by facsimile or other electronic signature (including portable document format) by any of the Parties and the receiving Parties may rely on the receipt of such document so executed and delivered electronically or by facsimile as if the original had been received.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first above written.

VISHAY ISRAEL LTD.

By:	/s/ Gil Weisler
Name:	Gil Weisler
Title:	Vice President

By:	/s/ Tanya Volkov
Name:	Tanya Volkov
Title:	Vice President

MARC ZANDMAN
/s/ Marc Zandman